Exhibit  1.  Employment Agreement.


THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

     BLUEGATE CORPORATION     No. E-06-04
     STOCK OPTION AGREEMENT

Date of Grant:     August 1, 2006

THIS GRANT, dated as of the date of grant first stated above (the "Date of Grant"), is delivered by Bluegate Corporation (the "Company") to William E. Koehler (the "Grantee"), who is an employee, consultant or director of the Company or one of its subsidiaries (the Company is sometimes referred to herein as the "Employer").

WHEREAS, the Board of Directors of the Company (the "Board) approved the Company's grant to Grantee the right to purchase shares of the Common Stock of the Company, par value $0.001 per share (the "Stock"), in accordance with the terms and provisions hereof.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Grant of Option.

Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Board, hereby grants to the Grantee, as of the Date of Grant, an option to purchase up to 1,200,000 shares of Stock at a price of $0.60 per share. Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares." The Option Shares to be issued pursuant to this Stock Option Agreement shall be restricted securities.

2.     Vesting.

This Option shall vest according to the schedule below:

               Option Shares              Vesting Date
               -------------              ------------
                     600,000              August 1, 2006
                      50,000              September 1, 2006
                      50,000              October 1, 2006
                      50,000              November 1, 2006
                      50,000              December 1, 2006
                      50,000              January 1, 2007
                      50,000              February 1, 2007
                      50,000              March 1, 2007
                      50,000              April 1, 2007
                      50,000              May 1, 2007
                      50,000              June 1, 2007
                      50,000              July 1, 2007
                      50,000              August 1, 2007

3.     Termination of Option.

(a) The Option and all rights hereunder with respect thereto, to the extent such Option has vested, shall terminate and become null and void after the expiration of five (5) years from the Date of Grant (the "Option Term"). To the extent that the Option has not vested in accordance with Section 2 above, then the non-vested portion of the Option shall terminate and become null and void upon the termination of the Grantee as an employee, officer or director of the Company.

(b) In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

(c) In the event the Board (or Committee, if any) finds by a majority vote after full consideration of the facts that Grantee, before or after termination of his employment with the Company or an Affiliate for any reason (i) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or any subsidiary or affiliate of the Company, which conduct damaged the Company or subsidiary or affiliate, or disclosed trade secrets of the Company its subsidiary or its affiliate, or (ii) participated, engaged in or had a material, financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor anywhere which is competitive with the business of the Company or a subsidiary or Affiliate without the written consent of the Company, the Grantee shall forfeit all outstanding Options. Clause (ii) shall not be deemed to have been violated solely by reason of the Grantee's ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation.

The decision of the Board (or Committee, if any) as to the cause of the Grantee's discharge, the damage done to the Company or a subsidiary or an affiliate, and the extent of the Grantee's competitive activity shall be final. No decision of the Board (or Committee, if any) however, shall affect the finality of the discharge of the Grantee by the Company.

4.     Exercise of Options.

(a) The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon. Notwithstanding the foregoing, an Option granted under this Agreement may be exercised in increments of not less than 10% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the Grantee's right to exercise the Option from time to time in accordance with this Agreement as to the remaining Shares subject to the Option.

(b) Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash, or certified or cashier's check or money order, or, with the prior written consent of the Board, in whole or in part through the surrender of previously acquired shares of Stock at their fair market value on the exercise date.

On the exercise date specified in the Grantee's notice or as soon thereafter as is practicable, but not to exceed ten (10) business days, the Company shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Company may elect) upon full payment for such Option Shares.

(c) If the Grantee fails to pay for any of the Option Shares specified in such notice, the Grantee's right to purchase such Option Shares may be terminated by the Company. The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

(d) Notwithstanding any of the other provisions hereof, Grantee agrees that he will not exercise this Option and that the Company will not be obligated to issue any Option Shares pursuant to this Stock Option Agreement, if the exercise of the Option or the issuance of such Option Shares would constitute a violation by the Grantee or by the Company of any provision of any law or regulation of any governmental authority or national securities exchanges. Upon the acquisition of any Option Shares pursuant to the exercise of the Option herein granted, Grantee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws with this Stock Option Agreement.

5.     Piggyback Registration Rights.

If the Company at any time proposes to register any of its Common Stock under the Securities Act (other than a registration on Form S-8 or S-4 or any successor or similar forms) whether or not for sale for the Company's account, the Company shall use its best efforts to include in such registration (and any related qualifications under blue sky laws or other compliance) all the Option Shares specified in a written request or requests, made by the Grantee and received by the Company within 15 days after the Grantee's receipt of written notice from the Company regarding the proposed registration, which written request may specify the inclusion of all or a part of Grantee's Option Shares.

6.     Adjustment of and Changes in Stock of the Company.

In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Board shall make such adjustment in the number and kind of shares of Stock subject to the Option and in the option price; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option.

7.     Fair Market Value.

As used herein, the "fair market value" of a share of Stock shall be the closing price per share of Stock on the PINK SHEETS, OTCBB, NASDAQ, the NYSE, the Amex, the composite tape or other recognized market source, as determine by the Board, on the applicable date of reference hereunder, or if there is no sale on such date, then the closing price on the last previous day on which a sale is reported.

8.     No Rights of Stockholders.

Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

9.     Non-Transferability of Option.

During the Grantee's lifetime, the Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be transferable except, (i) in case of the death of the Grantee, by will or the laws of descent and distribution, and (ii) to a child, grandchild or stepchild of the Grantee or to a trust or partnership created by the Grantee, who, in each case, will be subject to all of the provisions hereof, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void and of no value to any such party.

10.     Disputes.

As a condition of the granting of this Option, the Grantee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board (or Committee, if any) in its sole discretion and judgment, and that any such determination and any interpretation by the Board (or Committee, if any) of the terms of this Option shall be final and shall be binding and conclusive, for all purposes upon the Company, the Grantee, his heirs and successors.

11.     Notice.

Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at Bluegate Corporation, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

12.     Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas, except to the extent preempted by federal law, which shall to the extent govern.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest to this Stock Option Agreement, and to apply the corporate seal hereto, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Bluegate Corporation


By:

------------------------------------------
Manfred Sternberg, Chief Executive Officer


                                           Grantee:


                                           -------------------------------------
                                           William E. Koehler